Exhibit 99.1

Contact:
Nadine Padilla
VP, Corporate & Investor Relations
858-805-2820
npadilla@biosite.com
April 24, 2007

BIOSITE INCORPORATED ANNOUNCES
FIRST QUARTER 2007 RESULTS

Cash & Marketable Securities Up 54 Percent Sequentially;
 Revenue Grows 6 Percent Year-Over-Year

SAN DIEGO — Biosite Incorporated (Nasdaq:BSTE) today reported financial results for the first quarter of 2007 highlighted by increases in revenue and cash. The Company also provided an update on clinical trials for several potential new products.

Key Financial Results

•                  Cash generated from operations was $32.3 million in the first quarter of 2007, raising Biosite’s cash and marketable securities balance to $98.9 million, a 54 percent increase over its cash and marketable securities balance at December 31, 2006.

•                  Revenues for the first quarter of 2007 totaled $83.7 million, a 6 percent increase from $79.3 million in the comparable period of 2006. As expected, growth resulted primarily from sales of Biosite’s non-BNP cardiovascular products and international sales, which increased 43 percent and 33 percent, respectively, on a year-over-year basis.

Year-over-year sales of the Triage® BNP Test products decreased 1 percent in the quarter. The decrease resulted from an anticipated decline in U.S. hospital sales of the product partially offset by growth in international and physician office sales, which increased 40 percent and 12 percent, respectively. The Company attributed the decline in U.S. hospital sales to an expected decline in the average price of the product.

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BIOSITE ANNOUNCES Q1 2007 EARNINGS                                                                                                                           -2-2-2-

•                  For the first quarter of 2007, GAAP diluted earnings per share was $0.66, compared with $0.68 for the first quarter of 2006. As previously reported, Biosite’s 2006 first quarter earnings per share was favorably affected by the resolution of certain tax contingencies amounting to $0.05 per diluted share following the completion of an Internal Revenue Service audit of certain prior years.

•                  GAAP operating income for the first quarter of 2007 was $18.1 million. In the comparable period of 2006, GAAP operating income was $18.5 million.

Following are financial highlights pertaining to revenues and cash flow for the three months ended March 31, 2007 and 2006:

($ in 000’s)

	Three months ended
	3/31/07	3/31/06	Change
Triage BNP Test sales	$51,965	$52,564	(1%)
Other cardiovascular product sales	17,362	12,106	43%
Other product sales	13,153	13,487	(2%)
Total product sales	82,480	78,157	6%
Total revenues	83,749	79,332	6%

Cash flow from operations	$32,296	$31,025
Cash used for stock repurchases	$—	30,000

	3/31/07	12/31/06	Change
Cash and marketable securities balance	$98,857	$64,229	54%

“The year is off to a sound start driven by 81 percent combined year-over-year growth in sales of our Triage Profiler Panel products and Triage D-Dimer Test along with strong results in physician office and international markets,” said Kim Blickenstaff, Biosite’s chairman and chief executive officer. “We believe this reflects efforts to diversify our revenue base and to capitalize on opportunities that exist for newer tests addressing important areas of cardiovascular medicine, such as acute coronary syndromes and pulmonary embolism.”

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BIOSITE ANNOUNCES Q1 2007 EARNINGS                                                                                                                           -3-3-3-

Research and Development

In the area of research and development, Biosite continued to advance several projects related to products currently under development:

•                  Activities relating to the clinical validation studies for the Triage MPO Test and a next generation Triage CardioProfiler® Panel continued to progress in the first quarter of 2007. The Company expects to file a Premarket Notification 510(k) submission with the U.S. Food and Drug Administration early in the third quarter of 2007 for the prognostic use of myeloperoxidase (MPO.) Plans aimed at international commercialization of the next generation Triage CardioProfiler Panel are also underway. The Company’s objective is to obtain CE marking for the product by mid-year 2007 and to immediately launch a post-market evaluation study to support future clinical publications.

The next generation Triage CardioProfiler Panel is designed to combine the cardiovascular markers on the present test panel with MPO and to incorporate Biosite’s MultiMarker Index™ Value algorithm.  MPO is believed to be useful as an aid in the early diagnosis of myocardial infarction and could signal risk for heart disease or heart attack in patients with chest pain or acute coronary syndromes.

•                  Biosite also confirmed that the training study for its Triage NGAL Test was launched in the first quarter of 2007.  The Company intends to file for CE marking of that product early in the third quarter of 2007. The Triage NGAL Test is being developed as an aid in the prognosis of kidney injury following cardiovascular surgery.

•                  As previously reported, preliminary data related to the Triage Sepsis Panel were presented at the 27th International Symposium on Intensive Care and Emergency Medicine. The data showed that the panel, made up of the biomarkers neutrophil gelatinase-associated lipocalin (NGAL), c-reactive protein (CRP) and macrophage inflammatory protein-3 (MIP-3), may be a clinically useful tool in the assessment of risk of sepsis progression within 72 hours of patients presenting to the emergency department and meeting the diagnostic criteria for sepsis.

•                  Biosite said that patient enrollment for the Triage Sepsis Panel validation study is on track to commence in May 2007. The study is aimed at generating data to support a U.S. regulatory submission. A filing for CE marking of the product is expected to be submitted in the third quarter of 2007.

•                  The pilot feasibility trial for a Triage BNP Test fingerstick device has been successfully completed and the validation study is anticipated to start later this year, following completion of development.

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BIOSITE ANNOUNCES Q1 2007 EARNINGS                                                                                                                           -4-4-4-

About Biosite Incorporated

Biosite Incorporated is a leading bio-medical company commercializing proteomics discoveries for the advancement of medical diagnosis. The Company’s products contribute to improvements in medical care by aiding physicians in the diagnosis of critical diseases and health conditions. The Biosite® Triage® rapid diagnostic tests are used in more than 70 percent of U.S. hospitals and in more than 60 international markets. Information on Biosite can be found at www.biosite.com.

Investor Conference Call

Biosite will host an investor conference call to discuss financial results and research and development progress. The call will take place today, April 24, 2007, at 1:30 p.m. Pacific. A live webcast of the call can be accessed via the Internet at www.biosite.com. The phone number is (617) 213-8832. The conference call code for the live call is 60807471. The call will be archived on the Biosite website for at least 21 days. The phone replay number is (888) 286-8010. International callers, please dial (617) 801-6888. Please reference the conference call code 50964236.

Forward Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements. Examples of forward-looking statements are financial targets and growth objectives and also include but are not limited to statements that are preceded by, followed by, or that include the words “will”; “believes”; “should”; “intend”; “anticipates”; “plans”; “expects”; “estimates”; or similar statements. Forward-looking statements in this press release include statements regarding the Company’s expected financial performance for the 2007 fiscal year, such as anticipated revenues, operating margins and earnings per share, the Company’s ability to achieve growth targets in the international and physician office markets, the Company’s ability to maintain market share for cardiovascular testing, the Company’s plans to initiate and complete  proposed studies for the Triage MPO Test, the next generation Triage CardioProfiler Panel, the Triage NGAL Test, the Triage Sepsis Panel and the Triage BNP fingerstick device, as well as the Company’s plans to submit United States and foreign regulatory filings for those potential new products when expected. Risks and uncertainties include risks associated with Biosite’s ability to commence and complete clinical trials as currently planned, Biosite’s ability to obtain regulatory approvals and complete other pre-market activities needed to launch new products as currently planned, Biosite’s ability to manufacture new products on a commercial scale and in accordance with acceptable quality standards, Biosite’s ability to effectively promote and market acceptance of any new products, the continued growth of the BNP market generally, including the physician office market, the Company’s ability to effectively expand sales activities outside the United States, and other risks associated with changing market conditions and the effect of

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BIOSITE ANNOUNCES Q1 2007 EARNINGS                                                                                                                           -5-5-5-

competition from companies with greater capital and resources, including the impact on market pricing for BNP testing generally. Other risks that should be considered are detailed in the Company’s most recent Annual Report on Form 10-K and subsequent SEC filings. The Company disclaims, however, any intent or obligation to update these forward-looking statements. Copies of the Company’s SEC filings are available from the Investor Relations department or from the Company’s website.

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Biosite®, Cardio Profiler®, Triage® and New Dimensions in Diagnosis® are registered trademarks of Biosite Incorporated. MultiMarker Index™ is a trademark of Biosite Incorporated.

Biosite Incorporated

Unaudited Statements of Income Data - GAAP

(In thousands, except per share data and margins)

	Three months ended March 31,
	2007	2006	% Change
Total revenues:
Product sales	$82,480	$78,157	6%
Contract revenue	1,269	1,175	8%
Total revenues	83,749	79,332	6%

Gross margin on product sales	69%	70%

Operating expenses:
Cost of product sales	25,565	23,105	11%
Selling, general and administrative	26,552	23,966	11%
Research and development	13,568	13,698	(1%)
License and patent disputes	—	41	(100%)
Total operating expenses	65,685	60,810	8%

Operating income	18,064	18,522	(2%)

Operating income as % of total revenue	22%	23%

Interest and other income, net	693	1,248	(44%)

Income before provision for income taxes	18,757	19,770	(5%)

Provision for income taxes	(7,472)	(7,213)	4%

Net income	$11,285	$12,557	(10%)

Diluted earnings per share	$0.66	$0.68	(3%)

Diluted shares used in calculating per share amounts	17,060	18,601

Share-based compensation expense for stock options and the employee stock purchase plan recorded in accordance with FAS 123R for continuing operations:

Cost of product sales	$773	$222	248%
Selling, general and administrative	3,069	4,022	(24%)
Research and development	1,565	1,810	(14%)
Subtotal	$5,407	$6,054	(11%)
Tax benefit	(1,736)	(1,639)	6%
Total	$3,671	$4,415	(17%)

Biosite Incorporated

Selected Product Data

(In thousands, except margins and %’s)

Sales by Product:
	Q1 2006	Q2 2006	Q3 2006	Q4 2006	Q1 2007
Triage® Drugs of Abuse Products	$11,547	$10,464	$11,444	$10,836	$10,783
Triage Cardiac Panel	6,616	7,188	6,902	7,606	7,440
Triage BNP Tests	52,564	50,678	45,531	47,620	51,965
Triage Profiler Products	4,036	4,598	5,735	5,743	7,748
Triage D-Dimer Test	1,417	1,450	1,616	1,852	2,133
Triage Parasite Panel	286	337	377	360	320
Triage C. difficile Panel	1,029	1,088	1,022	977	1,272
Triage Meters	625	539	458	602	778
Triage Stroke Panel (EU)	37	30	26	25	41
Total Product Sales	$78,157	$76,372	$73,111	$75,621	$82,480

International Sales:
	Q1 2006	Q2 2006	Q3 2006	Q4 2006	Q1 2007
International Sales as % of Product Sales	14%	15%	14%	16%	18%
BNP International Sales as % of BNP Total Sales	11%	11%	10%	13%	15%

Margin by Product Type (a), (b):
	Q1 2006	Q2 2006	Q3 2006	Q4 2006	Q1 2007
Triage Drugs of Abuse Product Line	79%	77%	73%	78%	78%
Triage Cardiovascular Product Line (incl. BNP)	71%	70%	68%	69%	70%

(a) These margins do not include all products.  The Triage Meters, Triage Micro Product Line and Triage Stroke Panel are not included.

(b) Includes the impact of FAS 123R, which relates to the expensing of non-cash stock-based compensation, beginning the first quarter of 2006

Biosite Incorporated

Unaudited Balance Sheet Data - GAAP

(In thousands)

	March 31, 2007	December 31, 2006
	Unaudited
Assets
Cash, cash equivalents & marketable securities	$98,857	$64,229
Accounts receivable	33,157	33,613
Inventories	32,729	33,154
Other current assets	13,700	14,603
Total current assets	178,443	145,599

Property, equipment and leasehold improvements, net	157,658	157,945
Patents and license rights, net	8,873	9,399
Other assets	15,307	13,644
Total assets	$360,281	$326,587

Liabilities and Stockholders' Equity
Current liabilities	$39,793	$34,669
Long-term liabilities	13,474	11,763
Stockholders' equity	307,014	280,155
Total liabilities and stockholders' equity	$360,281	$326,587